EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock - Class A, par value $0.001 per share, and Common Stock - Class T, par value $0.001 per share, of Carey Watermark Investors 2 Incorporated, a corporation organized and existing under the laws of Maryland, and further agree that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of April 13, 2020.

W. P. Carey Inc.

By:	/s/ Susan C. Hyde
Name:	Susan C. Hyde
Title:	Corporate Secretary

Carey REIT II, Inc.

By:	/s/ Susan C. Hyde
Name:	Susan C. Hyde
Title:	Corporate Secretary

Carey Lodging Advisors LLC

By: Carey Asset Management Corp., its sole member

By:	/s/ Susan C. Hyde
Name:	Susan C. Hyde
Title:	Corporate Secretary

WPC Holdco LLC

By: W. P. Carey Inc., its sole member

By:	/s/ Susan C. Hyde
Name:	Susan C. Hyde
Title:	Corporate Secretary